Exhibit 10.4

Date Private and Confidential	Tesoro Companies, Inc. 19100 Ridgewood Parkway San Antonio, Texas 78259
First Name Last Name FBA Address City, State Zip

Dear First Name Last Name:

I am very pleased to inform you that, effective January 28, 2016 (the "Award Date"), the Compensation Committee of the Board of Directors of Tesoro Corporation (the "Company"), pursuant to its authority under the Amended and Restated Tesoro Corporation 2011 Long-Term Incentive Plan (the "Plan"), has approved the following long-term incentive award (the "Award") to you. The following is a summary of the terms and conditions associated with this Award. Capitalized terms not defined in this letter will have the definitions provided for such terms in the Plan.

Award: # Performance Shares of the Company’s common stock with a targeted value of $XXX,XXX is contingent upon the achievement of relative Total Shareholder Return against a Median Index of our Performance Peer Group, XLE Energy Index and S&P 500 Index. This Award will become eligible for vesting, subject to actual performance and continued employment, at the end of the 36 month performance period (January 1, 2016 through December 31, 2018).

Upon vesting at the end of the performance period, the Award will be adjusted based on the Company’s relative Total Shareholder Return against a Median Index of the Performance Peer Group, XLE Energy Index and S&P 500 Index to calculate the number of Shares that will be issued to you. Shares will be withheld by the Company to cover your applicable income and employment tax withholding(s) (at the minimum statutory level) and the net Shares will be credited to your account with Fidelity Stock Plan Services. The Award may be further adjusted by the Committee if the Company’s Total Shareholder Return is negative over the performance period.

If you terminate employment due to Retirement or involuntary termination without Cause (other than within the two years following a Change in Control), you will be issued a pro-rated payout of Shares based on the number of full months worked (minimum of 12 months required for an involuntary termination without Cause) within the performance period based on the achievement of actual performance. In addition, if you are terminated pursuant to a severance or separation agreement under any circumstance, the Compensation Committee may, at its discretion, further reduce the award payout percentage beyond the pro-rated reduction described above. Shares will be issued as soon as administratively practical, but in any event within calendar year 2019. If you terminate employment due to death or disability, as defined under Section 409A of the Internal Revenue Code of 1986, as amended to date and the Treasury Regulations issued thereunder (“Disability”), you will be issued a pro-rated payout of Shares based on the number of full months worked within the performance period based on the achievement of target performance. Shares will be issued as soon as administratively practical upon termination due to death or Disability. If you terminate employment due to a voluntary termination (except as set forth below) or termination for Cause prior to the vesting of the Performance Shares Award, your Award will be forfeited. In the event of a Change in Control of the Company, the Performance Shares Award will either be assumed or continued by the surviving or acquiring corporation or paid out at the greater of the achievement of target performance or the achievement of actual performance at the time of the Change in Control. If your Award is assumed or continued following a Change in Control, the award will be converted into a time-based award with the number of shares subject to the award equal to the greater of the achievement of target performance or the achievement of actual performance at the time of the Change in Control. The assumed and converted Award will vest based upon continued employment through December 31, 2018. If you terminate employment due to an involuntary termination without Cause or resignation for Good Reason within two years following a Change in Control, any such assumed and converted Award will immediately vest upon such termination of employment.

Covenants: Your services to the Company are unique, extraordinary and essential to the business of the Company and its affiliates, particularly in view of your access to the Company’s or its affiliates’ confidential information and trade secrets. Accordingly, in consideration of this Award and by accepting this Award, you agree as follows:

(i)    You agree that you will not, without the prior written approval of the Board, at any time during the term of your employment with the Company or its affiliates and for a period of one year following the date on which your employment with the Company and its affiliates terminates (the “Restricted Period”), directly or indirectly, serve as an officer, director, owner, contractor, consultant, or employee of any the following organizations (or any of their respective subsidiaries or divisions): HollyFrontier Corporation; Marathon Petroleum Corporation; PBF Energy Inc.; Phillips 66; Valero Energy Corporation; Magellan Midstream Partners, L.P.; Enbridge Energy Partners, L.P.; Western Gas Partners, L.P.; Buckeye Partners, L.P.; Sunoco Logistics Partners, L.P.; EnLink Midstream Partners, L.P.; DCP Midstream Partners, L.P.; EQT Midstream Partners L.P.; NuStar Energy L.P.; ONEOK Partners; Boardwalk Pipeline Partners, L.P.; Genesis Energy, L.P.; Holly Energy Partners, L.P.; and MPLX L.P., or otherwise engage in any business activity directly or indirectly competitive with the business of the Company or its affiliates (or their respective subsidiaries or divisions) as in effect from time to time.

(ii)     You agree that during the Restricted Period , you will not, alone or in conjunction with another party, hire, solicit for hire, aid in or facilitate the hire, or cause to be hired, either as an employee, contractor or consultant, any individual who is currently engaged, or was engaged at any time during the six (6) month period prior such event, as an employee, contractor or consultant of the Company or any of its affiliates (or their respective subsidiaries or divisions).

(iii)    You agree and understand that the Company and its affiliates own and/or control information and material which is not generally available to third parties and which the Company or its affiliates consider confidential, including, without limitation, methods, products, processes, customer lists, trade secrets and other information applicable to its business and that it may from time to time acquire, improve or produce additional methods, products, processes, customers lists, trade secrets and other information (collectively, the “Confidential Information”). You acknowledge that each element of the Confidential Information constitutes a unique and valuable asset of the Company and its affiliates, and that certain items of the Confidential Information have been acquired from third parties upon the express condition that such items would not be disclosed to the Company and its officers and agents other than in the ordinary course of business. You acknowledge that disclosure of the Confidential Information to and/or use by anyone other than in the Company’s or its affiliates’ ordinary course of business would result in irreparable and continuing damage to the Company and its affiliates. Accordingly, you agree to hold the Confidential Information in the strictest secrecy, and covenant that, during the term of your employment with the Company and its affiliates or at any time thereafter, you will not, without the prior written consent of the Board, directly or indirectly, allow any element of the Confidential Information to be disclosed, published or used, nor permit the Confidential Information to be discussed, published or used, either by himself or by any third parties, except in effecting your duties for the Company and its affiliates in the ordinary course of business.

(iv)    You agree that in addition to the forfeiture provisions described above, this Award and all other equity-based compensation awards granted to you by the Company or any affiliate, in each case, to the extent outstanding and unvested at the time of any such breach, shall be subject to immediate forfeiture and recoupment (in full) by the Company upon your breach, in any respect, of any of the covenants described in clauses (i), (ii) or (iii) above.

The Award has been granted under and is subject to the terms of the Plan unless specified within this Grant Agreement. This Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended to date. To satisfy the requirements of Section 162(m), no portion of the Award will be eligible to vest unless the Company achieves positive net income (as determined in accordance with US GAAP) over any calendar year during the performance period. In addition, further information concerning your Awards will be communicated at a later date.

You are required to accept this Award on-line with Fidelity at netbenefits.fidelity.com. Once you accept your Award, you will be able to view the terms and conditions of the Award. This Award must be accepted prior to the vesting date; otherwise, the Award will forfeit. If you don’t accept your Award prior to your termination of employment and your termination is due to death or Disability, your Award will be considered accepted and will follow the terms for these specified terminations as noted above. You will be communicated at a later date when your Award is viewable on the Fidelity Stock Plan Services website. If this is the first time you are receiving this type of Award, you will receive a “Welcome Kit” from Fidelity Stock Plan Services with additional information.

We highly value your contribution and commitment to the Company’s success and believe that this Award provides you a financial incentive that aligns your interests with the Company's shareholders.

Sincerely,

Gregory J. Goff
Chairman, President and Chief Executive Officer

This material has been prepared and distributed by Tesoro Corporation and Tesoro Corporation is solely responsible for its accuracy. Tesoro Corporation is not affiliated with Fidelity Investments (or any Fidelity entity).
Stock plan recordkeeping and administrative services are offered through Fidelity Stock Plan Services, LLC.

Brokerage products and services are offered through Fidelity Brokerage Services LLC, Member NYSE, SIPC.